Exhibit 99.2
FROM:    CAPITOL AMERICAN FINANCIAL CORPORATION
                  1001 Lakeside Avenue
                  Cleveland, Ohio  44114

CONTACT: Ronald L. Sarosy, Senior Vice President and Chief Financial Officer
                  (216) 987-6413

              Jim Rosensteele, Vice President-Investor Relations, Conseco, Inc.
                  (317) 817-2893


FOR RELEASE MONDAY, AUGUST 26, 1996 AT 8:15 AM


           CAPITOL AMERICAN FINANCIAL TO BE ACQUIRED BY CONSECO, INC.


                  CLEVELAND, Ohio -- August 26, 1996 -- Capitol American Financial Corporation (NYSE:CAF) today announced an agreement under which the Company will be acquired by and become a wholly owned subsidiary of Conseco, Inc. (NYSE:CNC). The transaction, valued at approximately $680 million and subject to approval by Capitol American shareholders and certain regulatory agencies, is expected to be completed during the fourth quarter.

                  Capitol American, which has approximately $1 billion in assets, is a leading provider of supplemental accident and health insurance. Conseco, headquartered in Carmel, Indiana, is a financial services holding company engaged primarily in the development, marketing and administration of annuity, supplemental health and individual life insurance products. Conseco has $23 billion in assets.

                  "Capitol American's net income has increased every year since the Company was founded in 1970," said David H. Gunning, chairman and chief executive officer of Capitol American. "Now, however, we have reached a level where the next logical growth step is to become part of a significantly larger insurance organization so we can continue to provide value to our shareholders as well as outstanding products and service to our agents and policyholders."

                  Gunning said certain members of the Hershey family, who collectively control in excess of 40 percent of Capitol American's outstanding shares, have agreed to vote in favor of the transaction. He said no significant regulatory issues in connection with the transaction are anticipated.

                  Stephen C. Hilbert, president and chief executive officer of Conseco, said, "This is a significant strategic step for Conseco, because we view market leadership and product distribution as the keys to our continued growth. Capitol American's cancer, accident, intensive care and heart care businesses will complement our current products, and its agents will significantly expand our distribution capacity."

                  Under  the  agreement,   each  outstanding  share  of  Capitol
American stock will be entitled to receive $30 in cash and a fraction of a share of Conseco common stock with a



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value of $6.50. For purposes of determining the exchange ratio, the value of the
Conseco common stock will be equal to the average closing price of the stock on the New York Stock Exchange during the 20 consecutive trading days ending two days prior to the closing of the transaction. The cash consideration will increase by $0.25 per share if the closing does not occur by December 10, 1996, and by an additional $0.25 per share per month thereafter until the closing occurs.

                  Capitol American has approximately 300 employees, virtually all of whom are based at the Cleveland headquarters. Gunning said it has not been determined how Capitol American's operations will be incorporated into those of Conseco.

                  Gunning said the independent agents who currently sell Capitol American policies will benefit from the enhanced support provided by a larger organization and potentially be able to broaden their product portfolio.

                  Capitol American Financial Corporation's market focus is on specialty lines including cancer, accident, intensive care, heart and hospital indemnity insurance programs. Capitol is licensed in 47 states, the District of Columbia, Puerto Rico and the Virgin Islands and has more than 739,000 policies in force.




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


                                   FACT SHEET

                   CAPITOL AMERICAN FINANCIAL CORP. (NYSE:CAF)


Headquarters:                 Cleveland, Ohio

Chief Executive:              David H. Gunning (Chairman, President and Chief
                              Executive Officer)

Principal Subsidiaries:       Capitol American Life Insurance Co., Frontier
                              National Life Insurance, Capitol National Life
                              Insurance Co.

Assets:                       $1.0 billion (6/96)

Total Earned Premiums:        $282 million (full year 1995); $147 million
                              (six months 1996)

In-Force
                  Policies:            739,000 (6/96)
                  Premiums:            $301 million (6/96)

Principal Product:            Cancer insurance (66% of 1995 premiums), #2 share
                              of cancer insurance market (AFLAC is #1)

Other Products:               Accident insurance (15% of
                              premiums,    #5    market    share),
                              intensive  care  insurance  (11%  of
                              premiums,  #2  market  share  behind
                              AFLAC),  heart care insurance (6% of
                              premiums,  #2  market  share  behind
                              Transport Life).

Products Distributed By:      3,700 independent agents in 47 states, District of
                              Columbia, Puerto Rico and U.S. Virgin Islands
                              organized in two divisions -- Consumer Marketing
                              (soliciting individuals door-to-door) and Business
                              Marketing (soliciting individuals at the
                              workplace).

52-Week Trading Range:        $26-3/4 - $19-1/2

Common Shares
         Outstanding:              17.5 million (6/96)
         Fully Diluted:            18.2 million (6/96)



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